Exhibit 15



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

We are aware that our report dated July 12, 1999 on our review of interim financial information of Phelps Dodge Corporation for the period ended June 30, 1999 and included in the Corporation's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in the Prospectus constituting part of its Registration Statement and Post-Effective Amendment No. 1 on Form S-3 (Nos. 33-44380 and 333-36415) and in the Registration Statements on Form S-8 (Nos. 33-26442, 33-6141, 33-26443, 33-29144, 33-19012, 2-67317, 33-34363,
33-34362, 33-62648, 333-42231 and 333-52175).

Yours very truly,



PricewaterhouseCoopers LLP
Phoenix, Arizona
August 12, 1999